Exhibit 99.1
August 8, 2008

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR SECOND QUARTER 2008 AND FIRST HALF OF 2008

HOUSTON, Texas (August 8, 2008) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $12.7 million, or $2.78 loss per share, for the second quarter of 2008, compared to a net loss of $6.7 million, or $1.28 loss per share for the same period a year ago.  The Company’s results for the three and six months ended June 30, 2008 were negatively impacted by a  slowdown in the real estate markets in which the Company operates and impairment charges related to its investment portfolio resulting from issues in global credit and capital markets.

Included in net losses for the second quarter of 2008 is a $3.7 million impairment charge related to the Company’s investment portfolio and a $3.4 million benefit related to stock-based compensation resulting from fluctuations in the market price of the Company’s common stock.

For the first six months of 2008, MAXXAM reported a net loss of $26.6 million, or $5.50 per share loss, compared to a net loss of $19.0 million, or $3.62 per share loss, for the same period of 2007.  Sales for the first six months of 2008 were $45.0 million, compared to $52.0 million for the first six months of 2007, reflecting a downturn in the real estate market.   The Company’s net loss for the six months ended June 30, 2008 also reflects an aggregate $5.5 million impairment charge related primarily to the Company’s investments in auction rate securities.

REAL ESTATE OPERATIONS

Total real estate sales operating results declined for the three months and six months ended June 30, 2008, as compared to the same periods in 2007, primarily due to a reduction in lot sales at the Company’s Fountain Hills project and an increase in the deferral of revenues at its Mirada project.  The reduction of lot sales at Fountain Hills is due primarily to decreased demand and increased foreclosure rates, which increased the number of available properties on the market, in the greater Phoenix area, and the current credit crisis affecting the entire United States.  As lots at Mirada are substantially sold out, the Company does not anticipate receiving significant future revenues from the property.  Resort operations at the Company’s Palmas development were negatively impacted by a general economic recession in Puerto Rico.  Investment, interest and other income reflects an impairment charge related to investments in auction rate securities and lower earnings from the Company’s real estate joint ventures.

RACING OPERATIONS

Net sales increased slightly for the Company’s racing operations in the second quarter of 2008 as declines in wagering revenues were offset by increased revenues resulting from the expanded summer concert series at Sam Houston Race Park.  Operating losses of $2.7 million for the second quarter of 2008 increased from $1.8 million in the prior year period, principally due to increased operating expenses related to the expanded summer concert series at Sam Houston Race Park.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments.  The Corporate segment’s operating losses improved $1.8 million in the second quarter of 2008, as compared to the prior year period, primarily due to changes in stock-based compensation expense resulting from fluctuations in the market price of the Company’s common stock.

Consolidated investment, interest and other income was a loss of $3.8 million in the second quarter of 2008, as compared to income of $1.2 million in the prior year period, primarily due to impairment charges of $5.5 million related to other than temporary declines in the value of the Company’s investment portfolio.

REORGANIZATION PROCEEDINGS OF PALCO AND ITS WHOLLY OWNED SUBSIDIARIES

Prior to the issuance of this press release, MAXXAM filed its second quarter report on Form 10-Q with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-Q discuss the impact of The Pacific Lumber Company (Palco) and Scotia Pacific Company LLC (Scopac) on the Company’s consolidated financial results.

Palco and its five wholly owned subsidiaries, including Scopac, in January 2007 filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  On July 8, 2008, the Bankruptcy Court confirmed the MRC/Marathon Plan, a plan of reorganization that had been filed by Palco’s principal creditor and a third party.   Following further bankruptcy and appellate court proceedings, the MRC/Marathon Plan was consummated on July 30, 2008.  Under the MRC/Marathon Plan, the debtor companies were reorganized and continued under two new companies, with substantial cash payments being made to all of the creditor classes other than Palco’s principal creditor.  The consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interest in Palco and its subsidiaries, including Scopac.  The Company received cash consideration of $3.5 million at the time the MRC/Marathon Plan was consummated.

Various parties have filed an appeal of the confirmation order with the Fifth Circuit Court of Appeals.  It is possible that the MRC/Marathon Plan could be overturned and unwound as a result of the pending appeal.  Were that to occur, the Company would be required to return $2.25 million of the cash consideration referred to above and the assumption of the Palco pension plan by the reorganized entity would no longer be effective.

The Company will reevaluate the accounting treatment of its investment in the Debtors in the third quarter of 2008.  The Company expects it will reverse all or a portion (depending on the status of the appeal) of its investment in the Debtors, including the related tax effects, in the third quarter of 2008.

OTHER MATTERS

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.  In March 2008, the Company purchased 687,480 shares of its common stock from two affiliated institutional holders in a privately negotiated transaction for an aggregate cost of $20.1 million.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except share and per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)

Sales:
Real estate	$9.7	$12.8	$18.6	$24.4
Racing	10.7	10.5	23.5	23.2
Forest products, net of discounts	-	-	-	4.4
Corporate	2.9	-	2.9	-
	23.3	23.3	45.0	52.0
Costs and expenses:
Cost of sales and operations:
Real estate	5.0	5.7	9.2	11.0
Racing	10.7	9.6	21.7	20.4
Forest products	-	-	-	4.3
Corporate	4.1	-	4.1	-
Selling, general and administrative expenses	5.5	8.8	16.3	18.8
Gains on sales of other assets	-	-	-	(0.1)
Depreciation, depletion and amortization	3.1	3.5	5.9	8.0
	28.4	27.6	57.2	62.4
Operating loss:
Real estate	(1.7)	-	(2.9)	(0.6)
Racing	(2.7)	(1.8)	(3.5)	(2.4)
Forest products	(0.5)	(0.5)	(1.0)	(3.5)
Corporate	(0.2)	(2.0)	(4.8)	(3.9)
	(5.1)	(4.3)	(12.2)	(10.4)
Other income (expense):
Investment, interest and other income (expense)	(3.2)	1.8	(5.8)	3.0
Interest expense	(4.0)	(4.0)	(8.1)	(11.1)
Amortization of deferred financing costs	(0.2)	(0.2)	(0.3)	(0.5)
Loss before income taxes	(12.5)	(6.7)	(26.4)	(19.0)
Provision for income taxes	(0.2)	-	(0.2)	-
Net loss	$(12.7)	$(6.7)	$(26.6)	$(19.0)

Basic loss per common and common equivalent share	$(2.78)	$(1.28)	$(5.50)	$(3.62)

Diluted loss per common and common equivalent share	$(2.78)	$(1.28)	$(5.50)	$(3.62)

Weighted average shares outstanding - Basic	4,561,237	5,251,226	4,836,984	5,253,267